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PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                                      David A. Bowers
5430 LBJ Freeway, Suite 1700                                  President & CEO
Dallas, Texas 75240                                           Tel. 864-286-1122

                     COMPX REPORTS HIGHER SALES AND PROFITS
                             FOR THIRD QUARTER 2004

Dallas, TEXAS ... October 26, 2004 ... CompX International Inc. (NYSE: CIX) announced today sales of $56.0 million for the third quarter of 2004 and net income of $3.9 million, or $0.26 per diluted share. This represents an increase in sales of 7% from $52.5 million in the year ago quarter. For the comparable 2003 quarter, the Company reported a net loss of $400,000, or $0.03 per diluted share, which included a pre-tax restructuring charge of $3.5 million ($2.0 million, or $0.13 per diluted share, net of income tax benefit) relating to a formal headcount reduction plan at the company's Maastricht, the Netherlands manufacturing facility.

Net sales for the nine-month period ended September 30, 2004 were $165.8 million compared to $153.3 million for same period of the previous year. Net income for the nine-month period in 2004 was $8.7 million, or $0.58 per diluted share, compared to $500,000, or $0.03 per diluted share in 2003.

"Third quarter sales continued the improvements experienced in the second quarter of this year," commented David A. Bowers, President and CEO. "In addition to the increase in demand, ongoing benefits from cost reduction activities implemented over the last two years continued to positively impact our results."

Security Products Segment
CompX Security Products experienced a 2% increase in net sales in the third quarter of 2004 to $19.1 million compared to the same quarter last year of $18.8 million. Net sales for this segment increased 3% on a year-to-date basis to $57.6 million from $56.0 million in 2003 primarily, as a result of a general market improvement and new customer additions. Third quarter operating income decreased from $2.9 million in 2003 to $2.5 million in 2004. The decrease in operating income was primarily attributable to higher raw material and medical costs and a change in product mix due to a relatively higher volume of lower margin products. For the year-to-date period, operating income improved slightly to $7.7 million in 2004 compared to $7.6 million in 2003. The year-to-date operating income improvements were primarily due to the increase in sales volumes and improved manufacturing efficiencies as a result of earlier cost reduction efforts, offset by the higher raw material and medical costs and the change in product mix.

Waterloo Segment
Net sales for the Waterloo segment increased 7% to $27.1 million in the third quarter of 2004 from $25.3 million in the third quarter of 2003 and increased 9% for the nine-month period from $72.0 million in 2003 to $78.3 million in 2004. The increase is primarily related to higher precision slide product volumes with certain customers and increases in certain precision slide product surcharges and prices primarily to recover the dramatic rise in raw material prices for steel during the year. In addition, the strengthening of the Canadian dollar in 2004 in relation to the US dollar increased sales by approximately $1.8 million in the first nine months of 2004 as compared to the same period in 2003 (the third quarter effect increased sales by approximately $350,000). Operating income for this segment was $2.5 million in the third quarter of 2004 compared to $300,000 in the comparable prior year quarter, and was $200,000 in the first nine months of 2003 compared to $5.2 million in the first nine months of 2004. The increases in operating income are primarily attributable to improved margins resulting from a lower fixed cost structure in 2004, non-recurring expenses of approximately $900,000 in the first nine months of 2003 ($100,000 in the third quarter) associated with the consolidation of the Company's two Canadian facilities, and to some extent, overall product mix and pricing changes. Relative changes in currency exchange rates negatively impacted year-to-date operating income comparisons by approximately $1.1 million but did not have a significant impact on the third quarter results.

Thomas Regout Segment
Net sales for the Thomas Regout segment increased 11% to $9.9 million in the third quarter of 2004 from $8.9 million in the third quarter of 2003. For the 2004 nine-month period, net sales increased 16% to $30.5 million as compared to $26.3 million for 2003. The improvement in net sales is due to an increase in orders from European customers and the strengthening of the euro in 2004 in relation to the US dollar, which increased sales by approximately $2.7 million in the first nine months of 2004 as compared to the same period in 2003 (the third quarter effect increased sales by approximately $700,000). The third quarter of 2004 operating income for this segment was $1.0 million compared to an operating loss of $3.5 million in 2003. The 2004 year-to-date operating income was $1.5 million, compared to a loss of $5.4 million for 2003. The operating losses in the 2003 periods included the previously mentioned restructuring charge of $3.5 million. The improvement in operating income is primarily the result of the successful restructuring actions taken in 2003 combined with the increase in sales. The impact of relative changes in currency exchange rates on operating income comparisons was not significant for this segment.

Mr. Bowers concluded, "We are continuing to focus on developing new products and customers, as well as on managing our cost structure to improve profitability and competitiveness, especially in an environment of increasing pressure from offshore competitors and from escalating raw material costs. Over the coming months, we do expect certain customers to move at least a portion of their volume to Asian sources. However, we are aggressively pursuing new market opportunities with a focused product development program that is expected to reduce the impact of the loss of some sales volume to Asian competition."

Liquidity and Cash Flow
Cash provided by operating activities improved to $20.8 million for the 2004 nine-month period compared to $14.1 million in the prior year. The improvement in cash provided by operating activities was primarily due to the improved operating results. During the first nine months of 2004, the Company utilized a portion of its available cash balances to reduce debt by approximately $26.0 million.

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                Three months ended                Nine months ended

                                                   September 30,                    September 30,

                                                2003             2004            2003           2004
                                              ------------------------        ------------------------


Net sales                                     $  52.5          $  56.0        $  153.3       $  165.8

Cost of goods sold                               42.8             43.5           126.9          130.0
                                              ------------------------        -----------------------

Gross profit                                      9.7             12.5            26.4           35.8

Selling, general and administrative               6.5              6.5            20.5           21.5

Restructuring charge                              3.5              -               3.5            -
                                              ------------------------        -----------------------

Operating income (loss)                          (0.3)             6.0             2.4           14.3

Interest expense                                 (0.3)            (0.1)           (1.0)          (0.4)

Other income (expense)                           (0.1)            (0.2)           (0.5)           0.3
                                              -------------------------       -----------------------

Income (loss) before income taxes                (0.7)             5.7             0.9           14.2

Income tax expense (benefit)                     (0.3)             1.8             0.4            5.5
                                              ------------------------        -----------------------

Net income (loss)                             $  (0.4)         $   3.9        $    0.5       $    8.7
                                              ========================        =======================


Net income (loss) per diluted
  common share                                $(0.03)          $  0.26        $   0.03       $   0.58
                                              ========================        =======================

Weighted average diluted common
  shares outstanding                             15.1             15.2            15.1           15.2
                                              ========================        =======================

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,        September 30,
                                                                2003                2004
                                                         -----------------     --------------
                        Assets                                                 (Unaudited)

Current assets:

   Cash and equivalents                                     $      21.7          $      16.1

   Accounts receivable, net                                        25.7                 28.2

   Inventories                                                     26.3                 26.6

   Prepaid expenses and other                                       6.5                  3.3
                                                            -----------          -----------

       Total current assets                                        80.2                 74.2

Intangibles                                                        45.3                 44.8

Net property and equipment                                         83.2                 73.4

Other assets                                                        0.8                  0.9
                                                            -----------          -----------

         Total assets                                       $     209.5          $     193.3
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      24.0          $      23.7

   Accrued income taxes and other                                   0.5                  2.9
                                                            -----------          -----------

       Total current liabilities                                   24.5                 26.6

Long-term debt                                                     26.0                  0.1

Other non-current liabilities                                       4.6                  3.4

Stockholders' equity                                              154.4                163.2
                                                            -----------          -----------

         Total liabilities and stockholders' equity         $     209.5          $     193.3
                                                            ===========          ===========